Filed pursuant to Rule 424(b)(5)
A filing fee of $215,737 has already been paid with respect to $421,000,000 aggregate initial offering price of securities that were previously registered pursuant to registration statements (File No. 333-46303 and 333-47342), and were not sold thereunder) calculated in accordance with Rule 457(o), has been transmitted to the SEC in connection with the securities offered from the registration statement (File No. 333-132625) by means of this prospectus supplement.

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MARCH 22, 2006

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated March 22, 2006)

$

OMNICOM GROUP INC.
OMNICOM CAPITAL INC.
OMNICOM FINANCE INC.

Senior Debt Securities

        The notes will be issued as one or more separate series of debt securities bearing interest at a fixed rate and maturing on a specified date. Interest on the notes will be payable on           and            of each year, beginning on                      , 2006. We may redeem all or part of the notes at any time by paying a specified make-whole premium.

        The notes will be the joint and several unsecured and unsubordinated obligations of Omnicom Group Inc., Omnicom Capital and Omnicom Finance and will rank equal in right of payment to all of their respective existing and future unsecured senior indebtedness.

        Omnicom Capital’s and Omnicom Finance’s obligations in respect of the notes will be guaranteed by Omnicom Group Inc. The guarantee will be an unsecured and unsubordinated obligation of Omnicom Group Inc. and will rank equal in right of payment to all existing and future unsecured senior indebtedness of Omnicom Group Inc.

        The notes will not be listed on any securities exchange.

        Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price (1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to the issuers	%	$

(1)	Plus accrued interest from , 2006, if settlement occurs after that date.

        The notes are expected to be delivered on or about             , 2006.

Citigroup

The date of this prospectus supplement is             , 2006

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

	PAGE
Summary	S-	3

Risk Factors	S-	6

Use of Proceeds	S-	8

Capitalization	S-	8

Description of Notes	S-	9

Material United States Federal Income Tax Considerations	S-	12

Underwriting	S-	16

Legal Matters	S-	17

PROSPECTUS
	PAGE
The Registrants	3

Selected Consolidated Historical Financial Information	4

Ratio of Earnings to Fixed Charges	5

Use of Proceeds	6

Description of Senior Debt Securities	6

Where You Can Find More Information; Incorporation of Documents by Reference	12

Forward-Looking Information	12

Legal Matters	13

Experts	13

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in the accompanying prospectus in one or more offerings. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information; Incorporation of Documents by Reference.”

        We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-2

SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus supplement and accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, in their entirety before making an investment decision. When used in this prospectus supplement, the term “Omnicom Group” refers to Omnicom Group Inc. together with its consolidated subsidiaries, the term “Omnicom Group Inc.” refers to only Omnicom Group Inc. and not its subsidiaries, the term “Omnicom Capital” refers only to Omnicom Capital Inc., the term “Omnicom Finance” refers only to Omnicom Finance Inc. and the terms “Issuers,” “we,” “us,” and “our” refer collectively to Omnicom Group Inc., Omnicom Capital and Omnicom Finance, in each case, unless otherwise specified, as in the section captioned “Description of Notes” beginning on page S-8, or the context otherwise requires.

Omnicom Group Inc.

        Omnicom Group is one of the largest advertising, marketing and corporate communications companies in the world. Our services are provided to clients through global, pan-regional and national independent agency brands. Omnicom Group provides services to over 5,000 clients in more than 100 countries.

        Omnicom Group Inc. is incorporated in New York and is a holding company. Its principal office is located at 437 Madison Avenue, New York, NY 10022, and its telephone number is (212) 415-3600.

        Omnicom Group Inc.’s common stock is traded on the New York Stock Exchange under the symbol “OMC.” For additional information regarding Omnicom Group’s business, see the Annual Report on Form 10-K and other SEC filings made by Omnicom Group Inc., which are incorporated by reference into the accompanying prospectus. Copies of these filings may be obtained as described under “Where You Can Find More Information; Incorporation of Documents by Reference” on page 12 of the accompanying prospectus.

Omnicom Capital Inc. and Omnicom Finance Inc.

        Omnicom Capital and Omnicom Finance are wholly owned direct subsidiaries of Omnicom Group Inc. Neither Omnicom Capital nor Omnicom Finance has any independent operations or subsidiaries. The sole function of both Omnicom Capital and Omnicom Finance is to provide funding for the operations of Omnicom Group Inc. and its operating subsidiaries by incurring debt and lending the proceeds to the operating subsidiaries. Their respective assets consist of the intercompany loans they make or have made to Omnicom Group Inc.’s operating subsidiaries and the related interest receivables.

        Omnicom Capital is incorporated in Connecticut. Its principal office is located at One East Weaver Street, Greenwich, CT 06831 and its telephone number is (203) 625-3000. Omnicom Finance is incorporated in Delaware. Its principal office is located at 437 Madison Avenue, New York, New York 10022 and its telephone number is (212) 415-3600.

S-3

The Offering

        The summary below describes the principal terms of the notes. To the extent the notes are issued as more than one separate series, the terms of each series will be identified except for the applicable aggregate principal amount, interest rate, make whole spread, offering price, maturity date, underwriting discount and selling concessions and allowances. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” for a more detailed description of the terms and conditions of the notes.

Issuer	Omnicom Group Inc.

Co-Obligors	Omnicom Capital and Omnicom Finance both wholly owned subsidiaries of Omnicom Group Inc., will also be jointly and severally liable. Omnicom Group Inc. will guarantee the obligations of Omnicom Capital Inc. and Omnicom Finance.

Notes Offered	$ aggregate principal amount of % senior notes due .

Maturity	The notes will mature on .

Interest Rate	The notes will bear interest from , 2006 at a rate equal to % per year, payable semiannually.

Interest Payment Dates	and of each year.

Ranking	The notes will be the joint and several unsecured and unsubordinated obligations of Omnicom Group Inc., Omnicom Capital Inc. and Omnicom Finance Inc. and will rank equal in right of payment to all of their respective existing and future unsecured senior indebtedness.

The notes will effectively rank junior to all liabilities of our operating subsidiaries. As of December 31, 2005, the operating subsidiaries of Omnicom Group Inc. had approximately $8.7 billion of outstanding liabilities, including trade payables but excluding intercompany liabilities deferred revenue.

Optional Redemption	The Issuers may redeem the notes, in whole or in part, at any time or from time to time, at the redemption price set forth in the accompanying prospectus under the heading “Description of Senior Debt Securities — Optional Redemption,” plus a make whole spread of basis points.

Certain Covenants	The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to, with certain exceptions:

•	create certain liens; and
•	consolidate or merge with, or convey, transfer or lease substantially all our assets to, another person.

You should read “Description of Notes”on page S-9 in this prospectus for additional information on these covenants.

Use of Proceeds	The Issuers intend to use the net proceeds of this offering for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing of other debt or other capital transactions.

S-4

Risk Factors	See “Risk Factors” beginning on page S-5 of this prospectus supplement for important information regarding us and an investment in the notes.

Further Issuances	We will have the ability to “reopen” any series of notes offered hereby and issue additional notes of that series having the same terms, except with respect to the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes.

Governing Law	The indenture is governed by, and construed in accordance with, the laws of the State of New York.

S-5

RISK FACTORS

        In considering whether to purchase notes, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including but not limited to Omnicom Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 and other information which may be incorporated by reference into this prospectus supplement and the accompanying prospectus as provided under “Where You Can Find More Information; Incorporation of Documents by Reference.” Our ability to achieve and maintain profitability and our ability to continue to fund our operations on an on-going basis will depend on a number of factors, some of which are beyond our control. In addition to the risk factors set forth below, you should carefully consider the information under “Forward-Looking Statements” and the risk factors set forth under the caption “Risk Factors” contained in Item 1A of Omnicom Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

Omnicom Group Inc.’s Holding Company Structure Results in Structural Subordination and May Affect the Issuers’ Ability to Make Payments on the Notes

        The notes are the joint and several obligations exclusively of the Issuers. Omnicom Group Inc. is a holding company and, accordingly, substantially all of its operations are conducted through its operating subsidiaries. Omnicom Capital and Omnicom Finance are wholly owned subsidiaries of Omnicom Group Inc. Their respective assets consist of the intercompany loans they make or have made to Omnicom Group Inc.’s operating subsidiaries and the related interest receivables. As a result, the Issuers’ cash flow and their ability to make payments on their respective debt, including the notes, are dependent upon the earnings of these operating subsidiaries. Omnicom Group Inc. is dependent on the distribution of earnings, loans or other payments by the operating subsidiaries to it to service its obligations in respect of the notes and its other debt. In addition, as a finance subsidiary, to service debt, each of Omnicom Capital and Omnicom Finance is also dependent on the earnings of the operating subsidiaries, the sale of certain assets of the operating subsidiaries and ability of the operating subsidiaries to repay principal and interest on the intercompany loans.

        Omnicom Group Inc.’s operating subsidiaries are separate and distinct legal entities. These subsidiaries have no obligation to pay any amounts due on the notes or to provide the Issuers with funds for their respective payment obligations, whether by dividends, distributions, repayment or making of loans or other payments. In addition, any payment or repayment of dividends, distributions, loans or advances by these operating subsidiaries to the Issuers could be subject to legal or contractual restrictions. Payments to the Issuers by the operating subsidiaries will also be contingent upon the operating subsidiaries’ earnings and business considerations.

        Because of this structure the claims of creditors of Omnicom Group Inc.’s operating subsidiaries will have a priority over the equity rights of Omnicom Group Inc. and the rights of its creditors, including the holders of notes, to participate in the assets of the subsidiary upon the subsidiary’s liquidation or reorganization. Although Omnicom Capital’s and Omnicom Finance’s respective loans to the operating subsidiaries are secured by the assets of those subsidiaries, the rights of Omnicom Capital and Omnicom Finance and their respective creditors, including holders of the notes, to participate in the assets of the operating subsidiaries will depend upon the amount of loans, and security for those loans, on the relevant date of determination. The amount of loans outstanding from Omnicom Capital and Omnicom Finance to these operating subsidiaries, and the value of the collateral securing the loans, may not be sufficient to assure repayment in full to all of Omnicom Capital’s or Omnicom Finance’s respective creditors. The loans or the security for such loans could also be invalidated in whole or in part in any liquidation or reorganization.

The notes do not restrict the Issuers’ ability to incur additional debt, repurchase their securities or to take other actions that could negatively impact holders of the notes.

        The Issuers are not restricted under the terms of the notes from incurring additional debt or repurchasing its securities. In addition, the indenture does not contain any covenants which require the Issuers to achieve or maintain any minimum financial results relating to its financial position or results of operations. The Issuer’s ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing its ability to make payments on the notes when due.

S-6

An Active Trading Market for the Notes May Not Develop

        There is currently no active public market for the notes. The notes will not be listed on any securities exchange or included in any automated quotation system. If the notes are traded, they may trade at a discount, depending on prevailing interest rates, the market for similar securities, Omnicom Group’s performance and other factors. The Issuers do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them.

S-7

USE OF PROCEEDS

        The net proceeds we receive, after deducting the underwriting discount and estimated offering expenses payable by us, will be $ million. Omnicom Group intends to use the net proceeds from the sale of the notes for general corporate purposes which could include working capital, capital expenditures, acquisitions, refinancing of other debt or other capital transactions. Net proceeds may be temporarily invested prior to use. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of Omnicom Group at the time of issuance and the availability of other funds.

CAPITALIZATION

        The following table sets forth Omnicom Group Inc.’s actual consolidated cash, cash equivalents and short-term investments and capitalization, as of December 31, 2005, and as adjusted to reflect the issuance and sale of the notes. You should read this table in conjunction with Omnicom Group Inc.’s financial statements and related notes and other financial and operating data included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	December 31, 2005
	Actual	As Adjusted
	(dollars in millions)
Cash, cash equivalents and short-term investments(1)	$ 1,209.9	$

Short-term debt:
Current portion of long-term debt	$ 1.1	$
Bank loans	15.0

Total short-term debt	$ 16.1	$

Long-term debt:
Long-term debt	$ 18.2	$
Notes offered hereby	—
Convertible notes	2,339.3

Total long-term debt	$ 2,357.5	$

Minority interests	$ 173.0	$

Shareholders’ Equity:
Preferred stock, $1.00 par value, 7,500,000 shares authorized, none issued	$ —	$
Common stock, $0.15 par value, 1,000,000,000 shares authorized,
198,629,712 shares issued and outstanding(2)	29.8
Additional paid-in capital	1,822.2
Retained earnings	3,599.0
Unamortized stock-based compensation	(147.1)
Accumulated other comprehensive income	59.8
Treasury stock, at cost, 20,335,445 shares	(1,415.7)

Total shareholders’ equity	$ 3,948.0	$

Total capitalization(3)	$ 6,494.6	$

(1)	As adjusted amount represents the proceeds of $[o] net of commissions and estimated costs from this offering.
(2)	Outstanding common stock of Omnicom Group Inc. as of December 31, 2005 of 198.6 million shares excludes 21.5 million shares reserved for issuance upon conversion of the issuers’ Convertible Notes and 15.7 million shares reserved for issuance under Omnicom Group Inc.’s outstanding option grants.
(3)	Total capitalization includes short-term debt, long-term debt and minority interest.

S-8

DESCRIPTION OF NOTES

        Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities, including the notes, set forth in the accompanying base prospectus under the caption “Description of Senior Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description of senior debt securities in the base prospectus and the senior indenture. If the description of the notes in this prospectus supplement differs from the description of senior debt securities in the base prospectus, the description of the notes in this prospectus supplement supersedes the description of debt securities in the base prospectus. When used in this section, the term “Issuers” refer solely to Omnicom Group Inc., Omnicom Capital and Omnicom Finance and not to any of their respective subsidiaries.

General

        The notes will be issued in an initial aggregate principal amount of $            . The notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will be the joint and several unsecured senior obligations of Omnicom Group Inc., Omnicom Capital and Omnicom Finance and, as such, will rank equal in right of payment with all other existing and future senior indebtedness of Omnicom Group Inc., Omnicom Capital and Omnicom Finance and senior in right of payment to all of their existing and future subordinated indebtedness. As finance subsidiaries, Omnicom Capital and Omnicom Finance’s respective assets consist of the intercompany loans they make or have made to Omnicom Group Inc.’s operating subsidiaries and the related interest receivables. As a result the debt securities are effectively subordinated to all existing and future obligations of Omnicom Group Inc.’s operating subsidiaries, including trade payables, and to the Issuers’ respective obligations that are secured, to the extent of the security. As of December 31, 2005, on a pro forma basis after giving effect to the offering of the notes and the application of the estimated gross proceeds therefrom, the issuers would have had approximately $8.7 billion aggregate principal amount of indebtedness outstanding which would have ranked equal in right of payment with the notes. See “Use of Proceeds” and “Capitalization” in this prospectus supplement. Omnicom Capital’s and Omnicom Finance’s obligations in respect of the notes are guaranteed by Omnicom Group Inc. The guarantee is a senior unsecured obligation of Omnicom Group Inc. and ranks equal in right of payment to all existing and future senior unsecured indebtedness of Omnicom Group Inc.

        The specific terms of the notes are set forth below:

•	Title:
•	Initial principal amount being issued: $
•	Stated maturity date:
•	Interest rate:
•	Date interest starts accruing:
•	Interest payment dates:
•	First interest payment date:
•	Regular record dates for interest:
•	Computation of interest: Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
•	Form of notes: The notes will be in the form of one or more global notes that the issuers will deposit with or on behalf of The Depository Trust Company (“DTC”).
•	Sinking fund: The notes will not be subject to any sinking fund.
•	Trustee:

Optional Redemption

        The notes are redeemable, as a whole or in part, at the Issuers’ option, at any time or from time to time. The redemption price will be as described in the accompanying prospectus plus a make whole spread of basis points.

S-9

Certain Covenants

        The indenture does not contain any provisions that would limit the Issuer’s ability to incur indebtedness or that would afford holders of notes protection in the event of a sudden and significant decline in the credit quality or rating of Omnicom Group Inc. or a takeover, recapitalization or highly leveraged or similar transaction involving Omnicom Group Inc.

Limitation on Liens

        Omnicom Group Inc. will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien on or with respect to any of Omnicom Group Inc.’s properties, whether now owned or hereafter acquired, to secure any Debt of Omnicom Group Inc., any direct or indirect subsidiary or any other person, or to assign or permit any of its Subsidiaries to assign, any do so, without securing the notes equally and ratably with such Debt to which such Liens relate for so long as such debt shall be so secured, other than:

•	Permitted Liens;
•	purchase money Liens upon or in any real property or equipment acquired or held by Omnicom Group Inc. or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) ) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired and fixed improvements thereon or accessions thereto, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced;
•	Liens existing on the date of this prospectus supplement;
•	Liens on property of a Person existing at the time such Person is merged into, consolidated with, or acquired by Omnicom Group Inc. or any Subsidiary of Omnicom Group Inc. or becomes a Subsidiary of Omnicom Group Inc.; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Omnicom Group Inc. or such Subsidiary or acquired by Omnicom Group Inc. or such Subsidiary;
•	Liens granted by Subsidiaries of Omnicom Group Inc. (other than Omnicom Finance Inc. and Omnicom Capital Inc.) to secure Debt owed to Omnicom Group Inc. or a wholly owned Subsidiary of Omnicom Group Inc.;
•	Liens arising out of judgment, decree or order of court being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Omnicom Group Inc. or the books of its subsidiaries, as the case may be, in conformity with GAAP;
•	Debt of a Person existing at the time such Person is merged into or consolidated with Omnicom Group Inc. or becomes a Subsidiary of Omnicom Group Inc. provided that such Debt was not created in contemplation of such merger, consolidation or acquisition and provided further that the aggregate principal amount of such Debt shall not exceed $50,000,000 at any time outstanding;
•	Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to above or Liens created in connection with any amendment, consent or waiver relating to such Debt, so long as such Lien does not extend to any other property, the amount of Debt secured is not increased (other than by the amount equal to any costs and expenses incurred in connection with any extension, renewal, refinancing or refunding) and the Debt so secured does not exceed the fair market value (as determined by our board of directors in good faith) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be;
•	Liens otherwise prohibited by this covenant, securing Debt, provided that the aggregate principal amount of such secured Debt shall not exceed 20% of the Consolidated Net Worth of Omnicom Group Inc. and its Subsidiaries at any time.

S-10

Certain Definitions

        Set forth below are certain defined terms used in this description of the notes:

        “Consolidated Net Worth” means the consolidated net worth of Omnicom Group Inc., as determined in accordance with generally accepted accounting principals in the United States.

        “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than earn-out payment obligations of such Person in connection with the purchase of property or services to the extent they are still contingent), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases to the extent that such leases have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

        “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

        “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended to provide security for the payment or performance of an obligation, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

        “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not yet due and payable, or being contested in good faith by appropriate proceedings; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings that prevent the forfeiture or sale of the asset subject to such Lien; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or, in any such case, to secure reimbursement obligations under letters of credit or bonds issued to support such obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

        “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding voting stock of such Person, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or

S-11

(c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other subsidiaries or by one or more of such Person’s other subsidiaries.

Book-Entry Notes

        The notes will be issued in the form of one or more global securities in definitive, fully registered form, without interest coupons. Each global security will be deposited with the trustee, as custodian for, and registered in the name of, a nominee of DTC, as depositary. See “Description of Senior Debt Securities — Book-Entry Procedures and Settlement” in the accompanying base prospectus for a description of registered global securities held in book entry form.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion sets forth a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes.

        This summary:

•	does not purport to be a complete analysis of all of the potential tax consequences that may be important to an investor based on the investor’s particular tax situation;
•	is based on the existing provisions of the Internal Revenue Code, the existing applicable federal income tax regulations promulgated or proposed under the Internal Revenue Code, or the “Treasury Regulations,” judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations;
•	is applicable only to initial beneficial owners of notes who purchase notes at their “issue price,” as defined in section 1273 of the Internal Revenue Code, and will hold their notes as “capital assets,” within the meaning of section 1221 of the Internal Revenue Code, and does not discuss the tax consequences applicable to subsequent purchasers of the notes;
•	may not apply to the purchase, ownership or disposition of any notes issued under any “reopening” of a series of notes offered hereby;
•	does not address tax consequences applicable to particular holders in light of their circumstances, including but not limited to:
•	holders subject to special tax rules, such as holders subject to the alternative minimum tax, banks, insurance companies, financial institutions, tax-exempt organizations, pension funds, regulated investment companies, real estate investment trusts, certain United States expatriates, dealers in securities or currencies, traders in securities that elect to use a mark to market method of accounting for their securities holdings and partnerships or other pass through entities;
•	U.S. holders (as defined below) whose “functional currency” is not the United States dollar;
•	persons holding the notes as a position in a hedging or constructive sale transaction, “straddle,” “conversion” or other integrated transaction for U.S. federal income tax purposes; and
•	non-U.S. holders subject to special rules under the Internal Revenue Code, such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies;”
•	does not discuss any state, local or non-U.S. taxes and any U.S. federal tax other than the income tax, including but not limited to, the U.S. federal gift tax and estate tax; and
•	does not discuss any reporting requirements of or other consequences under the Treasury Regulations relating to certain tax shelter transactions.

S-12

        Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. tax consequences of the purchase, ownership, sale and other disposition of the notes. We have not sought and will not seek any rulings from the Internal Revenue Service or IRS, with respect to any matter discussed herein. The IRS may not agree with the statements made and conclusions reached in the discussion and may successfully assert a contrary position.

        As used in this summary, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation or other entity taxable as a corporation that is organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons,” as defined in section 7701(a)(30) of the Internal Revenue Code, have the authority to control all substantial decisions of the trust or (2) in respect of a trust that is subject to certain grandfather rules, a valid election is in effect in respect of such trust.

The term “non-U.S. holder” means any beneficial owner of a note that is neither a U.S. holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

        If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, holds notes, then the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partners and partnerships are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

U.S. Holders

        This discussion is a summary of the U.S. federal income tax consequences that will apply to U.S. holders. Certain U.S. federal income tax consequences applicable to non-U.S. holders are described under the heading “—Non-U.S. Holders” below.

        Stated Interest

        Stated interest on the notes generally will be treated as “qualified stated interest” for U.S. federal income tax purposes and taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

        Sale, Exchange, Redemption or other Taxable Disposition of Notes

        Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder generally will recognize taxable gain or loss. The amount of such gain or loss generally will be measured by the difference, if any, between the amount realized on such disposition, except to the extent any amount realized is attributable to accrued but unpaid interest, which will be treated as such, and such holder’s adjusted tax basis in the sold, exchanged, redeemed or disposed notes.

        A U.S. holder’s adjusted tax basis in a note generally will equal such holder’s initial investment in such note, decreased by the amount of any principal payments and other payments on the note that are not deemed to be qualified stated interest payments received by such holder.

        Gain or loss recognized on the disposition of a note generally will be capital gain or loss and, if the holder held the disposed note for more than one year at the time of disposition, long-term capital gain or loss. Subject to certain exceptions, holders can not use capital losses to offset their ordinary income. To the extent that the amount realized is attributable to accrued but unpaid interest, such amount will be taxable as interest, as described under the heading “—Stated Interest” above.

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Non-U.S. Holders

        The following is a summary of certain U.S. federal income and withholding tax consequences generally applicable to non-U.S. holders. Non-U.S. holders are encouraged to consult their own tax advisors concerning the relevant U.S. federal, state and local and any non-U.S. tax consequences that may be relevant to their particular situations.

        Interest

        Payments made and accruals of interest on the notes to a non-U.S. holder generally will be exempt from U.S. federal income and withholding tax, provided that:

•	such payments are not effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States;
•	the non-U.S. holder does not own, actually or constructively under applicable attribution rules, 10% or more of the total combined voting power of all classes of our stock entitled to vote; and
•	the non-U.S. holder provides its name and address and certifies, under penalty of perjury, on a properly executed and delivered IRS Form W-8BEN or other form, if applicable, that such holder is not a United States person for U.S. federal income tax purposes.

        The certification described in the last clause above may be provided by a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business. This certification may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such qualified intermediary has entered into a withholding agreement with the Internal Revenue Service and other conditions are satisfied.

        A non-U.S. holder that is not exempt from tax under these rules generally will be subject to U.S. federal withholding tax at a gross rate of 30%, or such lower rate if provided in an applicable income tax treaty, unless the interest is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and the non-U.S. holder so certifies under penalty of perjury on a properly executed and delivered IRS Form W-8ECI or other applicable form. In such case, interest will be subject to U.S. federal income tax based on such non-U.S. holder’s net effectively connected income generally in a similar manner as if it were received by a U.S. holder. Corporate non-U.S. holders receiving interest income that is effectively connected with the conduct of a trade or business within the United States may also be subject to an additional “branch profits” tax at a 30% rate or a lower rate if specified by an applicable income tax treaty.

        Non-U.S. holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from U.S. federal income or withholding tax and branch profits tax. Non-U.S. holders will be required to satisfy certification requirements in order to claim a reduction of or exemption from withholding tax pursuant to any applicable income tax treaties. A non-U.S. holder may meet these requirements by providing an IRS Form W-8BEN or appropriate substitute to us or our agent, whereby the non-U.S. holder certifies under penalty of perjury that it is entitled to treaty benefits and provides such non-U.S. holder’s U.S. taxpayer identification number.

        Sale, Exchange, Redemption or Other Taxable Disposition of Notes

        A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange, redemption or other taxable disposition of a note unless:

•	that gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder; or
•	in the case of a non-U.S. holder who is a nonresident alien individual and holds the notes as a capital asset, such holder is present in the United States for at least 183 days in the tax year of the sale or other disposition and certain other conditions exist.

        A non-U.S. holder described in the first bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale or other disposition, except as otherwise required by an applicable tax treaty. If such non-U.S. holder is a corporation, then it may also be subject to an additional

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“branch profits” tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point above will generally be subject to tax at a gross rate of 30% on the excess of all of such holder’s U.S. source gains during the tax year over any U.S. source losses during such tax year, except as otherwise required by an applicable tax treaty. To the extent that the amount realized on any sale, exchange, redemption or other taxable disposition of notes is attributable to accrued but unpaid interest, such amount will be treated as such, as described under the heading “—Interest” above.

Information Reporting and Backup Withholding

        U.S. Holders

        Certain non-exempt U.S. holders will be subject to information reporting in respect of any payments that we may make or are made on our behalf on the notes and the proceeds of any sale or other disposition of the notes. In addition, backup withholding, currently at a rate of 28%, may apply, unless the U.S. holder supplies a taxpayer identification number and other information, certified under penalty of perjury, or otherwise establishes, in the manner prescribed by applicable law, an exemption from backup withholding. Amounts withheld under the backup withholding rules are allowable as a refund or a credit against the U.S. holder’s federal income tax upon furnishing the required information on a timely basis to the IRS.

        Non-U.S. Holders

        We will, where required, report to non-U.S. holders and to the IRS the amount of any principal and interest paid on the notes. Copies of these information returns may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides or is organized.

        Backup withholding tax, currently at a rate of 28%, will not apply to payments of interest with respect to which either the requisite certification that the non-U.S. holder is not a United States person for U.S. federal income tax purposes, as described above, has been received or an exemption has been otherwise established, provided that neither we nor our paying agent have actual knowledge or reason to know that the non-U.S. holder is a United States person for U.S. federal income tax purposes that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

        Payments on the sale, exchange or other disposition of notes effected through a foreign office of a broker to an offshore account maintained by a non-U.S. holder are generally not subject to information reporting or backup withholding. However, if the broker is a United States person, a “controlled foreign corporation,” a non-United States person 50% or more of whose gross income is effectively connected with trade or business within the United States for a specified three-year period, a foreign partnership with significant United States ownership or a United States branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has neither actual knowledge nor a reason to know that the beneficial owner is not entitled to an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge or reason to know that the beneficial owner is a United States person that is not an exempt recipient.

        Information reporting and backup withholding will apply to payments effected at a United States office of any United States or foreign broker, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.

        Backup withholding does not represent an additional income tax. Amounts withheld from payments to non-U.S. holder under the backup withholding rules may be credited against that holder’s U.S. federal income tax liability and may entitle that holder to a refund, provided that the required information is timely furnished to the IRS.

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UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Citigroup Global Markets Inc. is acting as representative, have severally agreed to purchase, and Omnicom Group Inc., Omnicom Capital and Omnicom Finance have agreed to sell to them, severally, the principal amount of notes set forth opposite their names below:

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$

Total	$

        The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

        The underwriters initially propose to offer part of the notes directly to the public at the offering price set forth on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer part of the notes to certain dealers at a price that represents a concession not in excess of       % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of       % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

        The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:

Paid By Us
Per note	$
Total	$

        We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

        In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

        Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be $          .

        The notes will not be listed on any securities exchange.

        From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or investment banking transactions with us and our affiliates for which they have received, or will receive customary fees and reimbursement of expenses. Citigroup Global Markets Inc. is one of the lead arrangers and book managers of the Omnicom Group credit facilities. Certain of the other underwriters are also participants in the Omnicom Group credit facilities.

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European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of notes to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year (2) a total balance sheet of more than €43,000,000, and (3) an annual net revenue of more than €50,000,000, as shown in its last annual or consolidated financial statements; or
•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, (1) the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and (2) the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

        Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity in connection with the issue or sale of the notes in circumstances in which the requirements of the U.K.’s prospectus content and delivery requirements does not apply to us and it has complied and will comply with all applicable provisions of such U.K. securities laws with respect to anything done by it in relation to any notes in, from or otherwise involving the U.K.

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for the Issuers by Jones Day, New York, New York and/or by its general counsel, Michael O’Brien, Esq. Mr. O’Brien is an officer of Omnicom Group Inc. and has received, and may in the future receive, awards of restricted stock and other benefits determined by reference to Omnicom Group Inc. securities. Mr. O’Brien beneficially owns or has rights to acquire a total of less than 1% of Omnicom Group Inc.’s outstanding common stock. In connection with this offering the underwriters have been represented by Shearman & Sterling LLP, New York, New York.

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PROSPECTUS

OMNICOM GROUP INC.
OMNICOM CAPITAL INC.
OMNICOM FINANCE INC.

Senior Debt Securities

        We may from time to time issue senior debt securities. We will specify in the accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the specific terms of the plan of distribution as well as the names of any underwriters or agents in the accompanying prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is March 22, 2006

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information; Incorporation of Documents by Reference.”

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about the Issuers and the senior debt securities offered under this prospectus. That registration statement can be read at the SEC’s web site (www.sec.gov) or at the SEC’s offices mentioned under the heading “Where You Can Find More Information; Incorporation of Documents by Reference.’’

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THE REGISTRANTS

        When used in this prospectus, the term “Omnicom Group” refers to Omnicom Group Inc. together with its consolidated subsidiaries, the term “Omnicom Group Inc.” refers to only Omnicom Group Inc. and not its subsidiaries, the term “Omnicom Capital” refers only to Omnicom Capital Inc., the term “Omnicom Finance” refers only to Omnicom Finance Inc., and the term, “Issuers,” “we,” “us” and “our” refer collectively to Omnicom Group Inc., Omnicom Capital and Omnicom Finance, in each case, unless otherwise specified.

Omnicom Group Inc.

        Omnicom Group is one of the largest advertising, marketing and corporate communications companies in the world. Our services are provided to clients through global, pan-regional and local agency brands. Omnicom Group provides services to over 5,000 clients in more than 100 countries.

        Our agencies provide an extensive range of services which we group into four fundamental disciplines: traditional media advertising; customer relationship management, or CRM, public relations and specialty communications. The services included in these categories are:

advertising	media planning and buying
brand consultancy	mobile marketing
crisis communications	multi-cultural marketing
custom publishing	non-profit marketing
database management	organizational communications
digital and interactive marketing	package design
direct marketing	product placement
directory advertising	promotional marketing
entertainment marketing	public affairs
environmental design	public relations
field marketing	real estate advertising and marketing
financial/corporate business-to-business advertising	recruitment communications
graphic arts	reputation consulting
healthcare communications	retail marketing
instore design	search engine marketing
investor relations	sports and event marketing
marketing research

        Omnicom Group Inc.’s principal executive office is at 437 Madison Avenue, New York, NY 10022, and its telephone number is (212) 415-3600.

Omnicom Capital Inc. and Omnicom Finance Inc.

        Omnicom Capital Inc. and Omnicom Finance Inc. are wholly owned direct subsidiaries of Omnicom Group Inc. Neither Omnicom Capital nor Omnicom Finance has any independent operations or subsidiaries. The sole function of both Omnicom Capital and Omnicom Finance is to provide funding for the operations of Omnicom Group Inc. and its operating subsidiaries by incurring debt and lending the proceeds to the operating subsidiaries. Their respective assets consist of the intercompany loans they make or have made to Omnicom Group Inc.’s operating subsidiaries and the related interest receivables.

        Omnicom Capital is incorporated in Connecticut. Its principal office is located at One East Weaver Street, Greenwich, CT 06831 and its telephone number is (203) 625-3000. Omnicom Finance is incorporated in Delaware. Its principal office is located at 437 Madison Avenue, New York, New York 10022 and its telephone number is (212) 415-3600.

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SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

        The following table sets forth selected consolidated financial data for Omnicom Group Inc. and its consolidated subsidiaries and should be read in conjunction with the consolidated financial statements of Omnicom Group Inc. and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Omnicom Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated into this prospectus by reference. The information for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 was derived from Omnicom Group Inc.’s audited financial statements. Omnicom Group Inc.’s financial statements for the years ended December 31, 2002, 2003, 2004 and 2005 were audited by KPMG LLP, whom Omnicom Group Inc. appointed as its independent auditors as of June 13, 2002. Omnicom Group Inc.’s financial statements for the year ended December 31, 2001 were audited by our former independent auditors, Arthur Andersen LLP. Arthur Andersen has ceased auditing public companies in the United States.

        In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123 (“SFAS 148”), Omnicom Group Inc. elected, effective January 1, 2004, to account for stock-based employee compensation using the fair value method. As a result, the fair value of stock-based employee compensation, including unvested employee stock options issued and outstanding, was recorded as an expense in the current period and all prior periods presented utilizing the retroactive restatement method as set forth in SFAS 148. Accordingly, Omnicom Group Inc.’s results for the prior periods have been restated as if Omnicom Group Inc. had used the fair value method to account for stock-based employee compensation.

	(Dollars in millions, except per share amounts)
For the years ended December 31:	2005	2004	2003	2002	2001
Revenue	$10,481.1	$ 9,747.2	$ 8,621.4	$7,536.3	$6,889.4
Operating Profit	1,339.8	1,215.4	1,091.9	985.1	889.1
Income After Income Taxes	845.3	782.5	696.1	625.0	495.9
Net Income	790.7	723.5	631.0	570.5	455.7
Net Income Per Common Share:
Basic	4.38	3.90	3.37	3.07	2.49
Diluted	4.36	3.88	3.37	3.07	2.48
Dividends Declared Per
Common Share	0.925	0.900	0.800	0.800	0.775

	(Dollars in millions, except per share amounts)
As of December 31:	2005	2004	2003	2002	2001
Cash, cash equivalents and
short-term investments	$ 1,209.9	$ 1,739.6	$ 1,548.9	$ 695.9	$ 517.0
Total assets	15,919.9	16,002.4	14,620.0	12,056.5	10,686.8
Long-term obligations:
Long-term debt	18.2	19.1	197.3	197.9	490.1
Convertible notes	2,339.3	2,339.3	2,339.3	1,747.0	850.0
Deferred compensation and
other liabilities	298.4	309.1	326.5	293.6	297.0

        As discussed in Note 1 to Omnicom Group Inc.’s consolidated financial statements, as required by SFAS No. 142, Goodwill and Other Intangibles (“SFAS 142”), beginning with Omnicom Group Inc.’s 2002 results, goodwill and other intangible assets that have indefinite lives are not amortized due to a change in generally accepted accounting principles, or GAAP. To make Omnicom Group Inc.’s results for the 2001 period more directly comparable in the table that follows, Omnicom Group Inc. adjusted its 2001 results to eliminate goodwill amortization and the related tax impact. As a result of excluding the goodwill amortization, this presentation is a non-GAAP financial measure. Omnicom Group Inc. believes that by excluding goodwill

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amortization in 2001, the table below presents selected financial data using amounts that are more comparable year-to-year and thus meaningful for purposes of this analysis. In addition, as a reminder, “Net Income, as reported, GAAP” includes the effect of the adoption of SFAS 123 for all prior periods presented below.

	(Dollars in millions, except per share amounts)
For the years ended December 31:	2005	2004	2003	2002	2001
Net Income, as adjusted:
Net Income, as reported, GAAP	$790.7	$723.5	$631.0	$570.5	$455.7
Add-back goodwill amortization,
net of income taxes	—	—	—	—	83.1

Net Income, excluding goodwill
amortization	$790.7	$723.5	$631.0	$570.5	$538.8

Basic Net Income per share:
as reported, GAAP	$4.38	$3.90	$3.37	$3.07	$2.49
as adjusted	$4.38	$3.90	$3.37	$3.07	$2.95
Diluted Net Income per share:
as reported, GAAP	$4.36	$3.88	$3.37	$3.07	$2.48
as adjusted	$4.36	$3.88	$3.37	$3.07	$2.92

        The following is a reconciliation of the “as reported” to “as adjusted” Net Income per share on a basic and diluted basis.

For the years ended December 31:	2005	2004	2003	2002	2001
Basic Net Income per share, as adjusted:
Net Income per common share:
Basic, as reported, GAAP	$4.38	$3.90	$3.37	$3.07	$2.49
Add-back goodwill amortization
per common share,
net of income taxes	—	—	—	—	0.46

Net Income per common share,
excluding goodwill amortization
Basic	$4.38	$3.90	$3.37	$3.07	$2.95

Diluted Net Income per share, as adjusted:
Net Income per common share:
Diluted, as reported, GAAP	$4.36	$3.88	$3.37	$3.07	$2.48
Add-back goodwill amortization
per common share,
net of income taxes	—	—	—	—	0.44

Net Income per common share,
excluding goodwill amortization
Diluted	$4.36	$3.88	$3.37	$3.07	$2.92

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows the ratio of earnings to fixed charges of Omnicom Group Inc. for each of the five most recent fiscal years.

	Year Ended December 31,
	2005		2004		2003		2002		2001
Ratio of earnings to fixed charges	6.50	x	6.62	x	5.83	x	5.86	x	4.49	x

        The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus dividends from affiliates and fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of interest.

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USE OF PROCEEDS

        Unless otherwise specified in an applicable prospectus supplement, Omnicom Group will use the proceeds it receives from the sale of the offered securities for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing of other debt or other capital transactions. Net proceeds may be temporarily invested prior to use. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of Omnicom Group and its subsidiaries at the time of issuance and the availability of other funds.

DESCRIPTION OF SENIOR DEBT SECURITIES

        The senior debt securities offered by this prospectus will be joint and several unsecured and unsubordinated obligations of Omnicom Group Inc., Omnicom Capital and/or, Omnicom Finance and will be senior debt issued under a senior debt indenture. A form of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

        The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms to be disclosed in the prospectus supplement. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in the applicable prospectus supplement and may be different from the disclosure in this prospectus. Copies of the indenture may be obtained from Omnicom Group Inc. or the trustee under the indenture.

        General

        If material, federal income tax consequences and other special considerations applicable to any debt securities issued by the Issuers at a discount will be described in the applicable prospectus supplement.

        Because Omnicom Group Inc. is a holding company, the claims of creditors of Omnicom Group Inc.’s subsidiaries will have a priority over Omnicom Group Inc.’s equity rights. The rights of Omnicom Group’s creditors, including the holders of debt securities, if any, issued by Omnicom Capital or Omnicom Finance, will be pari passu because all these entities will be jointly and severally liable in respect of the debt securities. Creditors of other subsidiaries will have the right to participate in the assets of the particular subsidiary upon the subsidiary’s liquidation or reorganization otherwise.

        The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

•	the title of the debt securities;
•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;
•	any limit on the aggregate principal amount of the debt securities;
•	the maturity date or dates;
•	the interest rate or the method of computing the interest rate;
•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;
•	the location where payments on the debt securities will be made;
•	the terms and conditions on which the debt securities may be redeemed at the option of the Issuers;
•	any obligation of the Issuers to redeem or purchase the debt securities pursuant to sinking fund provisions;
•	any obligation of the Issuers to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

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•	if other than denominations of $1,000, the denominations in which debt securities may be issued;
•	whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;
•	if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;
•	the provisions relating to any security provided for the debt securities;
•	any events of default not described in “Defaults” below;
•	the terms on which the debt securities may be exchanged or converted into common stock or preferred stock;
•	the form and terms of any guarantee of or security for the debt securities;
•	the indenture trustee;
•	any depositaries, interest rate calculation agents or other agents;
•	any material provisions of the indenture described in this prospectus that do not apply to the debt securities; and
•	any other specific terms of the debt securities.

        The terms on which a series of debt securities may be convertible into or exchangeable for common stock or preferred stock of the Omnicom Group Inc. will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Issuers. The terms may include provisions pursuant to which the number of shares of common stock or other securities of the Omnicom Group Inc. to be received by the holders of such series of debt securities may be adjusted.

        The debt securities will be issued only in registered form. Debt securities of a series will either be global securities registered in book-entry form, or a physical (paper) certificate issued in definitive, or certificated, registered form. Procedures relating to global securities are described below under “Book-Entry Procedures and Settlement.” Unless otherwise provided in the applicable prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $1,000 and whole multiples of $1,000. The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

        Debt securities represented by a paper certificate may be presented for exchange or transfer at the office of the Registrar. Holders will not have to pay any service charge for any registration of transfer or exchange of their certificates, but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer.

Payment and Paying Agents

        Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal office of the Paying Agent. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the trustee in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

Ranking

        The debt securities will be the joint and several senior unsecured obligations of Omnicom Group Inc., Omnicom Capital and/or Omnicom Finance. The debt securities will rank equal in right of payment to all of the Issuers’respective existing and future senior unsecured indebtedness. However, Omnicom Group Inc. is a holding company and Omnicom Capital and Omnicom Finance are finance subsidiaries. As finance subsidiaries, their respective assets consist of the intercompany loans they make or have made to Omnicom Group Inc.’s

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operating subsidiaries and the related interest receivables. As a result the debt securities are effectively subordinated to all existing and future obligations of Omnicom Group Inc.’s operating subsidiaries, including trade payables, and to the Issuers’ respective obligations that are secured, to the extent of the security.

Book-Entry Procedures and Settlement

        The debt securities will be issued in book-entry form only and represented by one or more global securities registered in the name of, and deposited with a custodian for, DTC or its nominee. DTC or its nominee will be the sole registered holder of the debt securities for all purposes under the indenture. Owners of beneficial interests in the debt securities represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in these securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debt securities under the global securities or the indenture. The Issuers and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Optional Redemption

        Unless an applicable prospectus supplement specifies otherwise, the debt securities will not be redeemable. In the event the debt securities are redeemable, the debt securities will be redeemable, as a whole or in part, at the Issuers’ option, at any time or from time to time, upon mailed notice to the registered address of each holder of debt securities at least 30 days but not more than 60 days prior to the redemption. The redemption price will be equal to the greater of (1) 100% of the principal amount of the debt securities to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such debt securities discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus a make whole spread, which will be specified in the applicable prospectus supplement, plus accrued and unpaid interest thereon to the redemption date.

        “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer (as defined below) as having a maturity comparable to the remaining term of the debt securities, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities.

        “Comparable Treasury Price” means, with respect to any redemption date, the Reference Treasury Dealer Quotations (as defined below) for that redemption date.

        “Reference Treasury Dealer” means each of any three primary U.S. Government securities dealer selected by us, and their respective successors.

        “Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

        “Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the debt securities that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to the debt securities, the amount of the next succeeding scheduled interest payment on the debt securities will be reduced by the amount of interest accrued on the debt securities to such redemption date. On and after the redemption date, interest will cease to accrue on

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the debt securities or any portion of the debt securities called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the debt securities to be redeemed on that date. If less than all of the debt securities are to be redeemed, the debt securities to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate.

Consolidation, Merger or Sale

        The Issuers may not consolidate with or merge into, or convey, transfer or lease their respective properties and assets as an entirety or substantially as an entirety to, any person, referred to as a “successor person,”except in the case of Omnicom Capital and Omnicom Finance with, into or to Omnicom Group Inc., each other or any other subsidiary of Omnicom Group Inc., unless:

•	either (a) an Issuer is the continuing person or (b) the resulting, surviving or transferee person is an entity organized under the laws of the United States;
•	the successor person expressly assumes the respective Issuer’s obligations with respect to the debt securities and the indenture;
•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and
•	the respective Issuer or the successor person has delivered to the trustee the certificates and opinions required under the indenture.

Modification of the Indenture

        Under the indenture, the Issuers and the trustee may enter into supplemental indentures without obtaining the consent of any holder of debt securities:

•	to cure any ambiguity, defect or inconsistency;
•	to comply with the indenture’s provisions regarding successor corporations;
•	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;
•	to provide for global securities in addition to or in place of certificated debt securities;
•	to add to, change or eliminate any of the provisions of the indenture with respect to any series of debt securities; although no such addition, change or elimination may apply to any series of debt security created prior to the execution of such amendment and entitled to the benefit of such provision, nor may any such amendment modify the rights of a holder of any such debt security with respect to such provision, unless the amendment becomes effective only when there is no outstanding debt security of any series created prior to such amendment and entitled to the benefit of such provision;
•	to make any change that does not adversely affect in any material respect the interest of any holder; or
•	to establish additional series of debt securities as permitted by the indenture.

        The Issuers and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the indenture or the rights of the holders of the securities of the series to be affected. No such modification may, without the consent of the holder of each security affected:

•	reduce the percentage of securities whose holders need to consent to the modification;
•	reduce the rate or change the time of payment of interest on the securities;
•	reduce the principal amount of or the premium, if any, on the securities;
•	change the fixed maturity of any of the securities;
•	reduce the amount of, or postpone the date fixed for, the payment of any sinking fund;

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•	reduce the principal amount payable upon acceleration of the maturity of any securities issued originally at a discount;
•	waive a default in the payment of the principal amount of, the premium, if any, or any interest on the securities;
•	change the currency in which any of the securities are payable;
•	impair the right to sue for the enforcement of any payment on or after the maturity of the securities; or
•	waive a redemption payment with respect to the securities.

Defaults

        The indenture provides that events of default regarding any series of debt securities will be:

•	failure to pay required interest on any debt security of such series for 30 days;
•	failure to pay principal, other than a scheduled installment payment, or premium, if any, on any debt security of the series when due;
•	failure to make any required deposit of any sinking fund payment when due;
•	failure to perform for 60 days after notice any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series);
•	(A) the Issuers’ failure to make any payment by the end of any applicable grace period after maturity of their respective indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of the Issuers for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount (taken together with amounts in (B)) in excess of $100 million and continuance of such failure, or (B) the acceleration of their respective indebtedness in an amount (taken together with the amounts in (A)) in excess of $100 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) or (B) above, for a period of 30 days after written notice to the Issuers by the trustee or to the Issuers and the trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding; however, if any such failure or acceleration referred to in (A) or (B) above shall cease or be cured or be waived, rescinded or annulled in accordance with the terms of the applicable debt security, then the event of default by reason thereof shall be deemed not to have occurred;
•	certain events of bankruptcy or insolvency, whether voluntary or not; or
•	any other event of default described in the prospectus supplement of such series of debt securities.

        If an event of default (other than the bankruptcy provision) regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. If a bankruptcy event occurs, the principal of and accrued and unpaid interest on the debt securities of such series shall immediately become due and payable without any declaration or other act on the part of the trustee or the holders of the debt securities of such series. The holders of a majority in principal amount of debt securities of such series may rescind any other declaration or acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default have been cured or waived (other than nonpayment of principal or interest that has become due solely as a result of acceleration). The Issuers are required to file annually with the trustee a statement of an officer as to the fulfillment by the Issuers of their respective obligations under the indenture during the preceding year.

        Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indenture. Holders of a majority in principal amount of the outstanding debt securities of any series also will be entitled to waive past defaults regarding the series, except for a default in payment of principal, premium or interest or a default in a covenant or provision which may not

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be modified or amended without the consent of each holder of a debt security of the affected series. The trustee generally may not be ordered or directed by any of the holders of debt securities to take any action, unless one or more of the holders shall have offered to the trustee reasonable security or indemnity.

        If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

        Before any holder of any series of debt securities may institute action for any remedy, except payment on the holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

Defeasance

        The indenture provides that the Issuers may specify with respect to any series of debt securities that after the Issuers have deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on and any mandatory sinking fund payments in respect of the debt securities of such series when due, then the Issuers:

•	will be deemed to have paid and satisfied its obligations on all outstanding debt securities of such series, which is known as “defeasance and discharge”; or
•	will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on and any mandatory sinking fund payments in respect of such debt securities, relating to the debt securities of such series, which is known as “covenant defeasance.”

        In each case, the Issuers must also deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will have no federal income tax consequences as a result of such deposit.

        When there is a defeasance and discharge, (1) the indenture will no longer govern the debt securities of such series, (2) the Issuers will no longer be liable for payment, and (3) the holders of the debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, the Issuers will continue to be obligated to make payments when due if the deposited funds are not sufficient.

Further Issues

        The Issuers may from time to time, without notice to or the consent of the registered holders of a series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of the corresponding series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of the corresponding series and have the same terms as to status, redemption or otherwise as the debt securities of the corresponding series.

Concerning the Trustee

        The trustee may engage in transactions with, or perform services for, the Issuers and affiliates of the Issuers in the ordinary course of business. The trustee will perform only those duties that are specifically set forth in the indenture unless an event of default under the indenture occurs and is continuing. In case an event of default occurs and is continuing, the trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs.

Applicable Law

        The debt securities and the indenture will be governed by, and construed in accordance, with the laws of the State of New York.

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WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF DOCUMENTS BY REFERENCE

        This prospectus is a part of a registration statement filed by Omnicom Group Inc., Omnicom Capital, and Omnicom Finance under the Securities Act of 1933. The registration statement also includes additional information not contained in this prospectus.

        Omnicom Group Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Omnicom Group Inc. files at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

        The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement (as well as the related registration statement) the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus as a legal matter. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K of Omnicom Group Inc. for the year ended December 31, 2005; and
•	Annual Proxy Statement dated April 25, 2005.

        All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) if applicable, the date any underwriters stop offering securities pursuant to this prospectus will also be incorporated by reference in this prospectus from the date of filing of such documents. Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

        This information is also available on the investor relations page of our web site at http://www.omnicomgroup.com. Information included or available through our website does not constitute a part of this prospectus or any prospectus supplement. You may also request a copy of these filings, at no cost, by writing or telephoning Omnicom Group Inc. at the following address:

Michael J. O’Brien, Esq. Secretary and General Counsel Omnicom Group Inc. 437 Madison Avenue New York, NY (10022) (212) 415-3600

        You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

FORWARD-LOOKING INFORMATION

        Some of the statements in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, these statements relate to future events or Omnicom Group’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause Omnicom Group’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,”

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“should,”“expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,”“predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Moreover, Omnicom Group Inc., Omnicom Capital and Omnicom Finance do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. Omnicom Group Inc., Omnicom Capital, and Omnicom Finance have no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

LEGAL MATTERS

        The validity of the debt securities offered hereby will be passed upon for us by Jones Day, New York, New York. Certain legal matters in connection with the securities and any offering of those securities will be passed upon for us by our general counsel, Michael O’Brien, Esq. Mr. O’Brien is an officer of Omnicom Group Inc. and has received, and may in the future receive, awards of restricted stock and other benefits determined by reference to Omnicom Group Inc. securities. Mr. O’Brien beneficially owns or has rights to acquire a total of less than 1% of Omnicom Group Inc.’s outstanding common stock.

EXPERTS

        The consolidated financial statements and schedules of Omnicom Group Inc. as of December 31, 2005 and 2004,and for each of the years in the three-year period ended December 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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OMNICOM GROUP INC.
OMNICOM CAPITAL INC.
OMNICOM FINANCE INC.

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